               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549
                            _________

                            FORM 8-K

                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934


               Date of Report:  November 25, 1997
                (Date of earliest event reported)


                  D E E R E   &   C O M P A N Y
       (Exact name of registrant as specified in charter)

                            DELAWARE
         (State or other jurisdiction of incorporation)

                             1-4121
                    (Commission File Number)

                           36-2382580
                (IRS Employer Identification No.)

                         John Deere Road
                     Moline, Illinois  61265
      (Address of principal executive offices and zip code)

                          (309)765-8000
      (Registrant's telephone number, including area code)

             _______________________________________
 (Former name or former address, if changed since last report.)


                       Page 1 of 11 pages.
              The Exhibit Index appears at Page 4.

Item 7. Financial Statements, Pro Forma Financial Information and
         Exhibits.

         (c)    Exhibits

                (99)    Press release and additional information.













































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

                            Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



                            DEERE & COMPANY



                            By   /s/ Frank S. Cottrell
                                ---------------------------------
                                Frank S. Cottrell, Secretary


Dated:  November 25, 1997

































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

                          Exhibit Index



                                                       Sequential
Number and Description of Exhibit                    Page Number
---------------------------------                     ----------



(99)  Press release and additional information            Pg. 5









































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                                                  EXHIBIT 99

                               Contact:  Marie Z. Ziegler
                                         Deere & Company
                                         (309)765-4491

DEERE & COMPANY FOURTH QUARTER 1997 EARNINGS
----------------------------------------------

For Immediate Release (November 25, 1997)

Deere & Company today reported record fourth quarter worldwide net income of $211.3 million, or $.84 per share, for the quarter ended October 31, an increase of 24 percent in earnings per share, compared with $173.9 million, or $.68 per share, in the fourth quarter of 1996. For the fiscal year, net income was a record $960.1 million, or $3.78 per share, compared with $817.3 million, or $3.14 per share, last year. Deere & Company Chairman and Chief Executive Officer Hans W. Becherer said, "The higher profits resulted from strong worldwide demand for the company's products. Operating margins remained at strong levels as a result of the company's continuous improvement and quality initiatives." Net income for the fiscal year increased 17 percent compared with last year, while net income per share increased 20 percent due to the recently completed share repurchase program.

Worldwide net sales and revenues increased 18 percent to $3.444 billion for the fourth quarter compared with $2.919 billion last year. For the year, net sales and revenues were $12.791 billion, an increase of 14 percent compared to $11.229 billion last year. Net sales to dealers of agricultural, construction and commercial and consumer equipment were $2.979 billion for the quarter and $11.082 billion for the year compared with $2.488 billion and $9.640 billion last year. International demand remained at strong levels, with export sales from the United States totaling $489 million for the quarter and $2.013 billion for the year compared with $365 million and $1.584 billion last year.
Overseas sales also increased, rising by nine percent over last year's fourth quarter and 11 percent for the year. Overall, the company's worldwide physical volume of sales (excluding the sales by the newly consolidated Mexican subsidiaries) increased 23 percent for the quarter and 15 percent for the year, reflecting the strong worldwide demand for our products.

The company's worldwide equipment operations, which exclude the financial services subsidiaries and unconsolidated affiliates, had record net income of $181.5 million for the fourth quarter and $816.7 million for the current year compared with $123.4


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

million and $610.0 million, respectively, last year. The 1996 fourth quarter results were negatively affected by a $15 million after-tax write-off associated with the integration and consolidation of our various Mexican subsidiaries.

 .    Worldwide agricultural equipment operating profit in 1997
was $260 million for the quarter and $1,072 million for the year compared with $202 million and $821 million last year. The improvements were primarily due to higher sales and production volumes and improved efficiencies, partially offset by higher selling and administrative expenses.

 .    Worldwide construction equipment operating profit in 1997
totaled $40 million for the quarter and $216 million for the year compared with $34 million and $186 million last year. The increases reflected higher sales and production volumes and improved efficiencies, partially offset by growth expenditures and start-up expenses primarily at the new engine facility in Torreon, Mexico.

 .    Worldwide commercial and consumer equipment operating profit in 1997 was $6 million for the quarter and $114 million for the year compared with $1 million and $118 million last year.
Benefits from increased sales for both periods were offset by write-offs associated with the hand-held product line, start-up costs at new facilities and growth expenditures.

Net income of the financial services subsidiaries was $27.9 million for the quarter and $138.1 million for the year compared with $47.6 million and $196.8 million, respectively, last year.

 .    Net income of the credit operations was $41.1 million for
the quarter and $147.2 million for the year compared with $36.9 million and $146.6 million last year. Fourth quarter and annual results reflected higher income from a larger average receivable and lease portfolio and higher gains from the sales of retail notes, partially offset by lower securitization and servicing fee income, narrower financing spreads and higher expenditures associated with several growth initiatives.

 .    Net income of the insurance operations was $5.9 million for the quarter and $29.6 million for the year compared with $6.4 million and $32.7 million last year. Fourth quarter earnings reflected lower underwriting results from unfavorable loss experience. Annual results compared to last year were affected by lower investment income, lower underwriting results and a small gain from the sale of the personal lines business last year.



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 .    The health care operations incurred net losses of $19.1
million for the quarter and $38.7 million for the year as expected, compared with net income of $4.3 million and $17.5 million last year. The losses reflected reduced margins caused by unusually competitive industry conditions, higher claims costs, strengthening of health care claims reserves and higher selling and administrative expenses. Additionally, charges for projected losses on certain insured contracts were recorded in the fourth quarter. Despite losses on external business, John Deere Health Care's efforts in providing Deere & Company with quality health care at competitive costs remain on target.

Market Conditions and Outlook

Worldwide demand for John Deere agricultural equipment remained at strong levels this year as a result of favorable fundamentals in the farm economy. Increased acres planted and favorable weather conditions in major producing areas of North America resulted in historically high levels of production. However, strong domestic and export demand for grains and oilseeds are expected to hold carryover stocks relatively low. As a result, grain and soybean prices have remained at favorable levels. Overseas demand for John Deere agricultural equipment also remained strong, reflecting good demand from the republics of the former Soviet Union and favorable market conditions in Latin America. Despite recent economic instability in the world's financial markets, current overall fundamentals are expected to remain favorable for farm equipment sales in 1998.

Construction equipment demand rose in 1997 due to low interest rates, moderate economic growth and low inflation, all of which should continue in 1998. These factors promoted high levels of consumer confidence and housing activity this past year. Housing starts for next year are expected to approximate this year's level and expenditures on highways and streets are anticipated to grow in 1998 when a new federal highway bill is passed. These favorable economic conditions should promote good construction equipment demand next year.

Sales of John Deere commercial and consumer equipment increased this year from the weather depressed levels of last year. With low unemployment rates, growing incomes, low interest rates, moderate economic growth and new product introductions, demand is anticipated to remain at favorable levels in 1998.

The credit operations are expected to improve as a result of the strong demand for the company's products and favorable economic conditions. The insurance operations are expected to maintain reasonable operating returns despite the continued competitive


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environment in commercial lines.  Although the health care
operations should continue to face margin pressures and a very competitive environment, substantially improved results are expected for next year.

Based on these market conditions, the company's worldwide physical volume of sales is currently projected to increase by approximately six percent in 1998 compared with 1997. First quarter physical volumes are projected to be 15 percent higher than comparable levels in the first quarter of 1997.

"Overall, the fundamentals of the company's businesses remain favorable," Becherer said. "Industry demand for our products remains strong and operating margins are benefiting from our continuous improvement initiatives. The company's investment in the development of new products and markets should further its worldwide leadership position. Based on these factors and our exceptional employees and dealer organization, we expect another strong operating performance next year."

John Deere Capital Corporation

The following is disclosed on behalf of the company's United
States credit subsidiary, John Deere Capital Corporation, in connection with the disclosure requirements of programs providing for the issuance of debt securities:

John Deere Capital Corporation's net income was $39.3 million in the fourth quarter of 1997 and $135.8 million for the entire year compared with $31.6 million and $134.1 million, respectively, last year. Fourth quarter and annual results reflect higher income from a larger average receivable and lease portfolio and higher gains from the sales of retail notes, partially offset by lower securitization and servicing fee income, narrower financing spreads and higher expenditures associated with several growth initiatives. The average balance of receivables and leases financed was 19 percent higher for the year compared with a year ago.

Receivable and lease acquisition volumes increased 15 percent during the fourth quarter and 17 percent for the year compared with last year. Volumes of John Deere notes acquired were 12 percent higher in the current year, primarily due to increased retail sales of John Deere equipment. Volumes of retail notes, wholesale receivables, leases and revolving charge accounts all increased in 1997 compared with last year. Annual 1997 retail note volumes totaled $3.362 billion, a 13 percent increase over 1996.



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Net receivables and leases financed by John Deere Capital
Corporation were $6.217 billion at October 31, 1997 compared with $5.536 billion one year ago. The increase resulted from acquisitions exceeding collections, partially offset by retail note sales. Net receivables and leases administered, which include receivables previously securitized and sold, totaled $7.531 billion at October 31, 1997 compared with $6.724 billion at October 31, 1996.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation
Reform Act of 1995:

Statements under the "Market Conditions and Outlook" heading, which relate to future operating periods, are subject to important risks and uncertainties that could cause actual results to differ materially. The company's businesses include equipment operations (agricultural, construction and commercial and consumer) and financial services (credit, insurance and health care). Forward-looking statements relating to these businesses involve certain factors that are subject to change, including: the many interrelated factors that affect farmers' confidence, including worldwide demand for agricultural products, world grain stocks, commodities prices, weather conditions such as El Nino, animal diseases, crop pests, harvest yields, real estate values and government farm programs; general economic conditions and housing starts; legislation, primarily legislation relating to agriculture, the environment, commerce and government spending on infrastructure; actions of competitors in the various industries in which the company competes; production difficulties, including capacity and supply constraints; dealer practices; labor relations; interest and currency exchange rates; accounting standards; and other risks and uncertainties. Instability in the world's financial markets could also impact the global economy, credit availability and world trade. The company's outlook is based upon assumptions relating to the factors described in the preceding sentence. Further information concerning the company and its businesses, including factors that potentially could materially affect the company's financial results, is included in the company's filings with the Securities and Exchange Commission.
                              # # #

The attached data accompany this press release.






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
              Fourth Quarter 1997 Press Release
              ---------------------------------

Net sales and revenues:
(millions of dollars)

                     Three Months Ended    Twelve Months Ended
                          October 31           October 31
                     ------------------  --------------------
                                     %                     %
                      1997   1996   Chng    1997    1996  Chng
                     ------------------  --------------------
Net sales:
Agricultural
  equipment          $1,919 $1,660  + 16  $ 7,048 $ 6,097  +16
Construction
  equipment             632    465  + 36    2,262   1,919  +18
Commercial and
  consumer equipment    428    363  + 18    1,772   1,624  + 9
Total net sales       2,979  2,488  + 20   11,082   9,640  +15
Financial Services
  revenues              419    387  +  8    1,554   1,446  + 7
Other revenues           46     44  +  5      155     143  + 8
Total net sales
  and revenues       $3,444 $2,919  + 18  $12,791 $11,229  +14

United States
  and Canada:
Equipment net sales  $2,270 $1,836  + 24  $ 8,018 $ 6,886  +16
Financial Services
  revenues              419    387  +  8    1,554   1,446  + 7
Total                 2,689  2,223  + 21    9,572   8,332  +15
Overseas net sales      709    652  +  9    3,064   2,754  +11
Other revenues           46     44  +  5      155     143  + 8
Total net sales
  and revenues       $3,444  2,919  + 18  $12,791  11,229  +14

Operating profit*:
Agricultural
  equipment          $  260 $  202  + 29  $ 1,072 $   821  +31
Construction
  equipment              40     34  + 18      216     186  +16
Commercial and
  consumer equipment      6      1  +500      114     118  - 3
Equipment Operations**  306    237  + 29    1,402   1,125  +25
Financial Services       43     74  - 42      214     303  -29
Total operating profit  349    311  + 12    1,616   1,428  +13
Interest and corporate
expenses - net          (33)   (23) + 43     (105)   (131) -20
Income taxes           (105)  (114) -  8     (551)   (480) +15
Net income           $  211 $  174  + 21  $   960 $   817  +17

** Includes overseas
  operating profit
  (loss)             $   11 $   (7)       $   301 $   258  +17

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

              Fourth Quarter and 1997 Press Release
              -------------------------------------


Selected balance sheet data:
(millions of dollars)              October 31     October 31
                                      1997           1996

Equipment Operations:

Trade accounts and notes
  receivable - net                   $3,334         $3,153
Inventories                          $1,073         $  829

Financial Services:

Financing receivables and leases
  financed - net                     $6,902         $6,086
Financing receivables and leases
  administered - net                 $8,416         $7,487
Insurance companies' assets          $  994         $1,068
Health care companies' assets        $  233         $  236

Average shares outstanding      253,722,625    260,547,221


* Operating profit is defined as income before interest expense, foreign exchange gains and losses, income taxes and certain corporate expenses, except for the operating profit of Financial
Services which includes the effect of interest expense.





















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